                                                                    Exhibit 10.2


                         AGREEMENT TO PURCHASE AND SELL

         This Agreement to Purchase and Sell is made and entered into by and between:

         State of Louisiana, through the Division of Administration, herein represented by Jerry W. Jones, Director, Facility Planning and Control (the "Purchaser")

and

         CPT Operating Partnership L.P., a Delaware limited partnership, herein represented by its general partner, Correctional Properties Trust, a real estate investment trust formed under the laws of the State of Maryland, which general partner is represented herein by Charles R. Jones, President and Chief Executive Officer (the "Seller")


                                    Article 1

                                   DEFINITIONS

1. DEFINITIONS. As used in this Agreement, the following terms have the meaning herein set forth:

         1.1      "Agreement" means this Agreement for Purchase and Sale.

         1.2 "Business Days" means Monday through Friday inclusive, excluding holidays which are observed by the Division of Administration of the Purchaser

         1.3 "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.ss.9601 et seq.), as amended.

         1.4 "Claim" means any claim, liability, demand, loss, damage, deficiency, litigation, cause of action, penalty, fine, judgment, defense, imposition, fee, lien, bonding cost, settlement, disbursement, penalty, cost or expenses of any and every kind and nature (including without limitation Litigation Expenses), whether known or unknown, incurred or potential, accrued, absolute, direct, indirect, contingent or otherwise and whether imposed by strict liability, and consequential, punitive and exemplary damage claims.

         1.5 "Closing" means the closing of the purchase and sale of the Property pursuant to this Agreement.

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         1.6      "Closing Date" means the date on which the Closing occurs.

         1.7 "Closing Documents" means the documents to be executed by the Parties at Closing.

         1.8 "Closing Effective Date" shall be 12:01 a.m. central time on the date immediately following the Closing Date.

         1.9 "Title Commitment" means a written commitment issued by the Title Company dated no earlier than the Effective Date to issue an owner's policy of title insurance with respect to title to the land which is part of the Property.

         1.10 "Organizational Documents" means articles of incorporation, bylaws, and board resolutions of a corporation or articles of partnership of a partnership, or articles of organization and written operating agreement of a limited liability company

         1.11 "Consideration" means the purchase price and other consideration payable by Purchaser to Seller for the Property.

         1.12     "Curative Allowance" means the sum of $100,000.

         1.13 "Curative Period" means period as defined in Section 8.7 below.

         1.14     "Days" refers to calendar days, except as used in "Business
                  Days".

         1.15 "Default" means a breach of any provision of this Agreement by a Party.

         1.16 "Effective Date" is the date on which the last party signs this Agreement.

         1.17 "Encumbrance" means any lien, charge, servitude, easement, option, right of first refusal, conditional sales contract, security interest or encumbrance, including liens, charges, security interests, or encumbrances securing payment of Claims or payment of charges for labor, materials, supplies, equipment, rent, or utilities.

         1.18 "Environmental Information" means all records and information concerning all Hazardous Substances used, stored, generated, treated, or disposed of by the Seller, all environmental or safety studies conducted by or on behalf of Seller and all reports, correspondence, or filings to governmental agencies with jurisdiction over Environmental Requirements concerning the

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                  compliance of the Property or the operation of the Property with Environmental Requirements, all policies and procedures manuals or guidelines utilized by Seller to comply with Environmental Requirements, and any other information in the possession of the Seller, reasonably requested by Purchaser pertaining to environmental, health, and safety issues.

         1.19 "Environmental Requirements" means all State, federal, local, municipal, parish, and regional laws, statutes, rules, regulations, ordinances, codes, permits, approvals, plans, authorizations, concessions, investigation results, guidance documents; all legislative, judicial, and administrative judgments, decrees, orders, rules, rulings, and regulations; and all agreements and other restrictions and requirements in effect on or prior to the Closing Date, of any Governmental Authority, including, without limitation, federal, state, and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, processing, release, discharge, emission, use, remediation, transportation, handling, or other management of industrial, gaseous, liquid or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants. The term shall specifically include, without limitation, the regulations of the federal Public Health Service and Department of Transportation concerning the transport of etiologic agents or similar agents, the regulations of the Nuclear Regulatory Commission concerning radioactive materials and waste, the regulations of the Occupational Safety and Health Administration, and including without limitation the following environmental laws: The Clean Air Act (42 U.S.C.A.ss.1857); the Federal Water Pollution Control Act (33 U.S.C.ss.1251); the Resource Conservation and Recovery Act of 1976, (42 U.S.C.ss.6901); CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986 (Pub.L. 99-499, 100 Stat.
                  1613); the Toxic Substances Control Act (15 U.S.C.ss.2601), the Clean Water Act (33 U.S.C. ss.1251); the Safe Drinking Water Act (42 U.S.C.ss.30); the Occupational Safety and Health Act (29 U.S.C. ss.651); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.135); the Louisiana Environmental Quality Act (La. R.S. 30:2001); and the Louisiana Air Quality Regulations (La. C. 33:III.2595) including any amendments or extensions thereof and any rules, regulations, standards or guidelines issued pursuant to or promulgated under any of the foregoing.


         1.20 "Governmental Authority" means any federal, state, parish, regional, or local government, political subdivision, any governmental agency, department, authority, instrumentality, bureau, commission, board, official, or officer, any court, judge, examiner, or hearing officer, any legislative, judicial, executive,

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                  administrative, or regulatory body or committee or official thereof or private accrediting body.

         1.21 "Governmental Regulation" means laws, statutes, codes, acts, ordinances, orders, judgments, decrees, writs, injunctions, rules, regulations, restrictions, permits, plans, authorizations, concessions, investigation reports, guidelines, and requirements or accreditation standards of any Governmental Authority.

         1.22 "Hazardous Substance" means (a) any "hazardous substance" as defined in ss.101(14) of CERCLA or any regulations promulgated thereunder; (b) petroleum and petroleum by-products; (c) asbestos or asbestos-containing material ("ACM"); (d) polychlorinated biphenyls; (e) urea formaldehyde foam insulation; or (f) any additional substances or materials which at any time are classified, defined or considered to be explosives, corrosive, flammable, infectious, radioactive, mutagenic, carcinogenic, pollutants, hazardous or toxic under any of the Environmental Requirements.

         1.23 "Indemnified Party" means the Party entitled to indemnification pursuant to this Agreement.

         1.24 "Indemnifying Party" means the Party obligated to provide indemnification pursuant to this Agreement.

         1.25 "IRC" means the Internal Revenue Code of 1986, as amended, and any and all regulations and rulings promulgated thereunder.

         1.26 "Litigation Expenses" means all out-of-pocket costs and expenses incurred as a result of a Default, including the expenses of accountants, experts, consultants, attorneys, legal assistants, paralegals, law clerks, and others under such attorney's supervision and control, and all court costs and expenses.

         1.27     "Other Parties" means any Person other than a Party.

         1.28 "Party" or "Parties" means Seller and Purchaser, individually and collectively.

         1.29 "Person" means any juridical person, whether corporate or natural, including an individual, firm, trust, corporation, association, joint venture, partnership and limited liability company

         1.30 "Property" means the real property described on Schedule 1 attached hereto, and all fixtures, furniture, equipment, and supplies described on Schedule 2, including without limitation the following:

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                  a.       All of the improvements thereon;

                  b. Any rights, title and interest of Seller in and to adjacent streets, roads, alleys, servitudes and rights of way; and

                  c. All the rights, ways, servitudes, privileges, and servitudes, belonging or in anywise appertaining to the land, buildings, and improvements.

         1.31 "Purchaser" means the State of Louisiana, its successors and assigns.

         1.32 "Purchaser Group" means Purchaser and its representatives, agents, servants, officers, attorneys and employees, individually and collectively.

         1.33 "Purchaser's Inspections" means the inspections, review, observations, studies, examinations, probes and research conducted by Purchaser in connection with its inspections of the Property as provided for in Article 8.

         1.34 "Purchaser's Inspection Period" means Sixty (60) Days from the Effective Date.

         1.35 "Purchaser's Objections" means Title Objections and Purchaser's objections to condition of the Property identified as a result of the Survey and/or Purchaser's Inspections which affect the merchantability of Seller's title, or the use of the Property by Purchaser, in Purchaser's sole and uncontrolled discretion, or is not economically feasible or is otherwise unacceptable to Purchaser, in its sole discretion.

         1.36 "Purchaser's Obligations" means the agreements, covenants, conditions, terms, and provisions to be performed by Purchaser under this Agreement, and the representations made by Purchaser in this Agreement, all of which terminate as of and do not survive the Closing.

         1.37 "Real Estate Taxes" means real property taxes, impositions, and assessments, general, special or otherwise, specifically imposed upon the Property.

         1.38 "Reports" means all reports, materials, blueprints, drawings, surveys, tests and tests results, data, appraisals, audits, plats, studies, and information which Seller or the Lessee has relating to the Property and existing as of the Effective Date and as of the Closing Date.





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         1.39     "Seller" means CPT Operating Partnership L.P., its successors and assigns, individually and collectively.

         1.40     Intentionally Deleted

         1.41     "State" means the State of Louisiana.

         1.42 "Land Survey" means a survey of the land in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (1997) and with a surveyor's certificate satisfactory in form and substance to Purchaser.

         1.43     "Title Agent" means Baronne Title Co., Inc.

         1.44     "Title Company" means First American Title Insurance Company.

         1.45 "Title Objections" means Purchaser's objections to the condition of title as set forth in the Title Commitment which affect the validity or merchantability of Seller's title or the use of the Property contemplated by the Purchaser.

         1.46 "Transaction" means the transaction contemplated under this Agreement.


                                    Article 2

                                PURCHASE AND SALE

         2.1 SALE OF PROPERTY. At the Closing, Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, the Property for the Consideration of Fourteen Million, Five Hundred Thousand Dollars ($14,500,000), to be paid in accordance with the terms of this Agreement.

         2.2 PAYMENT OF CONSIDERATION. The Consideration shall be due and payable at Closing by a check issued by the Title Agent or by wire transfer initiated by Title Agent of immediately available funds.

         2.3 APPORTIONMENT. Notwithstanding the foregoing provisions of this
Article 2, the actual amount to be paid to Seller at the Closing will be subject to adjustment, based on the apportionments and costs and expenses which the Parties are required to pay at the Closing pursuant to this Agreement.

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                                    Article 3

                                   LIABILITIES

         3.1 PURCHASER LIABILITIES. Notwithstanding anything in this Agreement to the contrary, or in any other agreement or document executed by Purchaser in connection with this Agreement or the Transaction, Purchaser Group shall not incur any pecuniary, financial or personal liability or obligation whatsoever, whether known or unknown, accrued, absolute, direct, indirect, contingent or otherwise, for Claims accruing prior to the Closing Date, or which arises after the Closing Date but is based on facts, circumstances, events, or actions or inactions of Seller prior to the Closing Date, including but not limited to any pecuniary, financial or personal liability or obligations for Claims arising out of or resulting from the ownership, operation, leasing, and maintenance through the Closing Date by Seller of the Property. Purchaser shall have no further obligation to Seller under this Agreement as of the Closing Date, and under no circumstances will Purchaser Group incur any pecuniary charge or financial liability to Seller or any Person claiming by or through Seller with respect to Purchaser's performance under this Agreement, and recovery by any Person for a violation of any of Purchaser's Obligations under this Agreement shall be limited solely to a claim for damages. Specific performance is not available to Seller. The provisions of this Article 3 shall survive Closing.

         3.2 SELLER'S LIABILITIES. Seller shall be solely liable for all Claims of Other Parties, whether known or unknown, accrued, absolute, direct, indirect, contingent or otherwise, accruing prior to the Closing Effective Date, or which arise after the Closing Effective Date but are based on facts, circumstances, events, or actions of Seller prior to the Closing Effective Date in connection with the Property, including without limitation, the following: Claims for damages to persons or property arising out of or connected with the occupancy of the Property; Claims for taxes (including Real Estate Taxes), assessments, fees and penalties due or accrued with respect to the Property prior to the Closing Effective Date to Governmental Authorities; Claims arising from or in connection with the presence of Hazardous Substances in, on, under, at, or emanating from, the Property on the Closing Effective Date, any violation of Environmental Requirements by Seller or any other Person in connection with the Property or the use of the Property occurring prior to Closing Effective Date. Seller shall be solely liable for all Claims of Purchaser arising out of breaches of Seller's representations, warranties, covenants or agreements set forth in this Agreement.

         3.3 LIMITATION ON PURCHASER'S LIABILITY. Seller acknowledges the provisions of this Article 3, and, particularly, the limitations on Purchaser's liability under this Agreement. Seller does hereby waive and release any and all Claims it may have against Purchaser consistent with the provision of this
Article 3, and Purchaser's acts or failure to act with respect to the matters set forth in Section 3.1. Seller acknowledges that the provisions of this Article were a negotiated function of this Agreement, and without the provisions of this Article Purchaser would not have entered into this Agreement.

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                                    Article 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows:

         4.1 ADVERSE INFORMATION. Seller has no information or knowledge of any change contemplated in any applicable laws, ordinances, or restrictions, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions with respect to the Property, which would prevent, limit, impede or render more costly Purchaser's use of the Property as a prison or juvenile correctional detention facility (other than the settlement agreement described in Section 9.1 below). Seller has no knowledge or information of any facts, circumstances or conditions which do or would in any way materially adversely affect the Property.

         4.2 BINDING OBLIGATION. This Agreement constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms (except as enforceability may be restricted or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general and by general principles of equity).

         4.3 BROKER'S FEE. Seller has not employed and is not liable for the payment of any fee to any real estate agent or broker, investment banker, finder, broker, government official, consultant or similar person in connection with the Transaction. Seller agrees to indemnify and hold Purchaser harmless from and against any Claim with respect to any such fees, costs, commissions, or other compensation asserted by any Person in connection with this Agreement or the Transaction insofar as any such Claim is based upon any written or oral contract, or quasi-contract with Seller.

         4.4 ENVIRONMENTAL MATTERS. Seller represents and warrants that, to the best of Seller's knowledge: (a) the ownership and operation of the Property and any use, storage, treatment, disposal, or transportation of Hazardous Substances that has occurred in or on the Property prior to the date of this Agreement have been in compliance with all applicable Environmental Requirements; (b) during the ownership and operation of the Property by Seller, or, prior to Seller's ownership, no release, leak, discharge, spill, disposal, or omission of Hazardous Substances has occurred in, on, or under the Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; and (c) the Property is free of Hazardous Substances (except for the storage of diesel fuel in connection with the operation of a generator) as of the date of this Agreement. Seller represents and warrants that there is no pending or threatened litigation or administrative investigation or proceeding concerning the Property involving Hazardous Substances or Environmental Requirements. To the best of Seller's knowledge, Seller represents and warrants that there are no asbestos-containing material within the Property, whether friable or non-friable.

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         4.5 LEASES. There are no leases affecting the Property other than a lease by Seller to Wackenhut Corrections Corporation (the "Wackenhut Lease") which Seller warrants and represents will be cancelled no later than the Closing Date and the tenant thereunder shall have vacated the Property on or before the Closing Date.

         4.6 PARTIES IN POSSESSION. There are no parties in possession of any portion of the Property as tenant (other than the tenant under the Wackenhut Lease, and there are no possessors or trespassers of any portion of the Property.

         4.7 TAX STATUS. Seller and all persons holding beneficial interests in the Property are "United States Persons", as defined by Section 1445(f)(3) and
Section 7701 (g) of the IRC, and the purchase of the Property by Purchaser pursuant to this Agreement is not subject to the withholding requirements of
Section 1445(a) of the IRC.

         4.8 TITLE TO PROPERTY. Between the date hereof and the Closing Date, Seller will not create or permit to be created any Encumbrances on the Property. The Wackenhut Lease will be cancelled no later than the Date of Closing.

         4.9 SELLER'S AUTHORIZATION. Seller is the sole owner of the Property, and has full right, power, and authority to execute this Agreement, carry out the Transaction, and perform its obligations under this Agreement. Seller has taken or caused to be taken all necessary, proper and required action in accordance with the Organizational Documents to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. The individuals who have executed this Agreement have the full and legal right, power, and authority to do so on behalf of Seller, and to otherwise act on behalf of Seller in connection with the consummation of the Transaction. Seller's authorization (and the authorization of the individuals executing this Agreement on behalf of Seller) to enter into this Agreement has not been repealed, modified, or amended.

         4.10 CORPORATE ORGANIZATION AND GOOD STANDING. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is authorized and licensed to conduct business under the laws of the State of Louisiana. The execution and delivery of this Agreement, and the performance of Seller's obligations hereunder are within the powers of Seller. Seller has, under all Governmental Regulations, all requisite power and authority necessary to own its properties and assets (including, without limitation, the Property), and to carry on its business as is presently being conducted.

         4.11 SELLER'S KNOWLEDGE. The Parties hereby acknowledge and agree that references in this Agreement to "Seller's knowledge" or "to the best of Seller's knowledge" shall be deemed to mean knowledge of Seller, its respective officers, directors, agents, representatives, and attorneys.

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         4.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Article 4 shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time, and all such representations and warranties shall not be affected by any investigation, verification or approval by the Purchaser or by anyone on behalf of the Purchaser and shall survive the Closing for a period of one year after the Closing Date.

                                    Article 5

                          REPRESENTATIONS OF PURCHASER

         Purchaser represents to Seller as follows:

         5.1 BINDING OBLIGATION OF PURCHASER. This Agreement, to the extent permitted by Governmental Authority and Governmental Regulation, constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         5.2 EXECUTION AND DELIVERY BY PURCHASER. On the Closing Date Purchaser shall have taken or caused to be taken all actions necessary to authorize the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement, all approvals, consents, and authorizations required by the applicable laws of the State of Louisiana for Purchaser to enter into and perform its obligations under this Agreement shall have been obtained and/or complied with, and no further authorization shall be necessary or required for due execution, delivery, or performance by Purchaser of this Agreement, and Purchaser's authorization to enter into this Agreement shall not have been repealed, or materially altered, modified, or amended.

         5.3 STATUS AND AUTHORITY OF PURCHASER. Purchaser has the legal right, power and authority to enter into this Agreement, and to perform the obligations imposed upon it under this Agreement.

                                    Article 6

                               COVENANTS OF SELLER

         Seller covenants and agrees with Purchaser as follows:

         6.1 INFORMATION. The information obtained by Purchaser may be public pursuant to applicable "public records act", laws, subpoena, court order or other applicable laws.

         6.2 ACTS AFFECTING THE PROPERTY. During the period between the execution of this Agreement and the Closing Effective Date, Seller will refrain from (a) performing any grading or excavation, or construction to the Property, or making any change or improvements on or about the Property; (b) creating any Encumbrance affecting the Property; and (c) committing any waste or nuisance upon the Property.

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         6.3 PRESERVATION OF ACCURACY OF REPRESENTATIONS AND WARRANTIES. Seller
shall take all action necessary to prevent any representation or warranty contained in Article 4 of this Agreement from becoming inaccurate as of the Closing Effective Date. Seller promptly will notify Purchaser of any lawsuits, Claims, administrative actions or other proceedings asserted or commenced against Seller involving the Property. Seller will promptly notify the Purchaser of any facts or circumstances which come to Seller's attention and which cause, or through the passage of time may cause, any of Seller's representations and warranties to be inaccurate, untrue or misleading at any time from the date of this Agreement to the Closing Effective Date.

                                    Article 7

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION OF SELLER. Seller hereby indemnifies and agrees to hold harmless Purchaser Group in respect of any and all Claims (including Litigation Expenses for investigating or defending any Claims or threatened Claims) incurred by or asserted against Purchaser Group arising out of any or all of Seller's liabilities in this Agreement. The indemnification contained in this Section shall be in addition to, and not in place of, any other remedies, whether at law or in equity, that Purchaser Group may have against Seller.

         7.2 CLAIMS FOR INDEMNIFICATION. Whenever any Claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the Claim and, when known, the facts constituting the basis for such Claim. In the event of any Claim for indemnification hereunder resulting from any Claim by any Other Party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any Claim by an Other Party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld) unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall have failed to take control of such suit after notification thereof as provided in this Agreement.

         7.3 DEFENSE BY INDEMNIFYING PARTY. In connection with any Claim giving rise to indemnification hereunder resulting from any Claim by any Other Party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such Claim if the Indemnifying Party acknowledges to the Indemnified Party in writing the Indemnifying Party's obligation to indemnify the Indemnified Party with respect to all elements of such Claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any

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such Claim (a) the Indemnified Party may defend against such Claim in such manner as it may deem appropriate, including, but not limited to, settling such Claim, on such terms as the Indemnified Party may deem appropriate after giving two (2) Business Days' notice of the terms of the proposed settlement to the Indemnifying Party, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such Claim with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party, after taking into consideration the potential amount of an adverse judgment, did not defend or settle such Claim in a reasonably prudent manner.

         7.4 Intentionally Deleted.


                                    Article 8

                            PURCHASER'S DUE DILIGENCE

         8.1 DOCUMENTATION TO BE FURNISHED BY SELLER. Within ten (10) days of the Effective Date, Seller's Group shall furnish Purchaser with true and correct copies of the following documentation:

                  a. Plats of land survey of the land described as part of the Property which are in Seller's possession;

                  b.       The Reports;

                  c.       The Environmental Information;

                  d.       The Organizational Documents of the Seller;

                  e. Copy of the Seller's acquisition of title to the Property and a copy of any title insurance policy and title commitment obtained by Seller relating to the land together with complete copies of all documents described in the policy and commitment; and

                  f. All other documents reasonably requested by Purchaser which may affect Purchaser's ownership or operation of the Property.

         8.2 ACCESS AND INFORMATION. Seller shall afford to Purchaser and its agents, employees and authorized representatives, access, during normal business hours, to the Property, as may be reasonably requested to conduct the inspections as set forth below.

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The information obtained by Purchaser may be public pursuant to applicable
"public records act" laws, subpoena, court order or other applicable laws.

         8.3 PURCHASER'S INSPECTIONS. During Purchaser's Inspection Period, Seller agrees that Purchaser may perform or cause to be performed, at Purchaser's expense, the following due diligence and inspections:

                  a. PHYSICAL INSPECTION OF PROPERTY. Physical inspection of the Property by employees of Purchaser and one or more engineers, including without limitation, testing of the soil, structural integrity of the improvements, and working condition of all fixtures, furniture, equipment and condition of all supplies which are part of the Property.

                  b. DOCUMENTATION INSPECTION. Examination and study of any and all files, documents and data relating to the ownership, operation and management of the Property including, without limitation, all engineering studies or reports, plans, specifications, drawings and other construction documentation with reference to the Property.

                  c. LAND SURVEY. a land survey of the land included within the Property prepared by a licensed engineer or registered land surveyor in accordance with the Survey Requirements.

                  d. ENVIRONMENTAL INSPECTION. an environmental site assessment by either the Purchaser or by a consulting environmental engineer, and the inspection, review and study of the Environmental Information and the Property and, at the discretion of Purchaser, perform subsurface or other invasive investigations, including air and water monitoring, at or near the Property, and to make copies of all Environmental Information which Purchaser shall consider relevant to its acquisition of the Property. Seller understands and agrees that Purchaser, its employees, agents, representatives and engineers may find it appropriate or legally required to contact governmental agencies in connection with their analysis of the Environmental Information or the result of its investigations of the Property.

                  e. OTHER INSPECTIONS. All other reviews, inquiries, examinations, and inspections of the Property as Purchaser deems necessary or appropriate.

Seller understands and agrees that Purchaser and its respective employees, agents, representatives, and engineers may find it appropriate to contact Governmental Authorities in connection with their investigations or the result of Purchaser's Inspections to the Property. Purchaser shall have fifteen (15) days following the expiration of Purchaser's

Inspection Period to notify Seller in writing of any Purchaser's Objection and exercise its rights of termination granted in Section 8.8 hereof ("Termination Period").

         8.4 TITLE COMMITMENT. Purchaser, at Purchaser's sole cost and expense, shall order the Title Commitment to be issued by the Title Company through the Title Agent, accompanied by copies of all recorded documents relating to restrictions, easements, rights-of-way, and other matters affecting the Property. The Title Commitment will commit the Title Company to issue at Closing an ALTA form of Owner's Title Insurance Policy to Purchaser, such policy to be in an amount as determined jointly by Purchaser and the Title Company. Purchaser shall have Sixty (60) days after the Effective Date to notify Seller in writing of Title Objections.

         8.5 FAILURE TO NOTIFY If any of Purchaser's Objections as set forth in this Section 8 are not timely received by Seller, the rights of Purchaser to terminate this Agreement based on those Purchaser's Objections only which were not timely received shall be waived. Notwithstanding the foregoing, Purchaser shall retain any and all rights to terminate this Agreement based on timely Purchaser's Objections.

         8.6 INSPECTION PROCEDURE. Purchaser shall make Purchaser's Inspections in good faith and with due diligence. All title costs, survey fees, inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to Purchaser's Inspections will be solely Purchaser's expense. Seller shall cooperate with Purchaser in all reasonable respects in making Purchaser's Inspections. Seller hereby reserves the right to have a representative present at the time of making each of Purchaser's Inspections. Purchaser shall notify Seller not less than one (1) Business Day in advance of making any of Purchaser's Inspections. Purchaser agrees to indemnify and hold Seller and its employees harmless, to the extent permitted by Governmental Authority and Governmental Regulation, from any and all Claims sustained by Seller which arise out of the Purchaser's Inspections and to pay the cost of repair for any damage to the Property in connection with any of Purchaser's Inspection by or on behalf of Purchaser.

         8.7 CURATIVE WORK. Seller shall, at its sole cost and expense, promptly undertake to eliminate all of Purchaser's Objections to the reasonable satisfaction of Purchaser within sixty (60) days (the "Curative Period") after receipt of Purchaser's Objections. In the event of Purchaser's Objections, the Closing Date together with all related notice provisions shall be extended for one day for each day of the Curative Period utilized by Seller in eliminating Purchaser's Objections. If Seller does not timely satisfy all of the Purchaser's Objections, Purchaser, in its sole discretion, may elect to:

                  a. accept the Property subject to the Purchaser's Objection or cure the Purchaser's Objection on behalf of Seller, and, in either event, to deduct from the Consideration at the Closing the actual cost of satisfying such Purchaser's Objection, but in no event greater than Curative Allowance. In the event Purchaser accepts title subject to any Title Objection raised by Purchaser, such Title Objection shall be deemed to be waived for all purposes and shall be deemed a Permitted Exception;

                  b. In the case of Title Objections, obtain from Title Company an acceptable endorsement providing affirmative coverage expressly insuring against loss or damage resulting from the Title Objection which endorsement(s) shall be obtained at Seller's sole cost and expense; or

                  c. declare this Agreement terminated, in which event $100.00 shall be paid to Seller by Purchaser as an option fee for the Inspection Period, whereupon the Parties shall have no further rights or obligations hereunder.

         8.8 RIGHT TO TERMINATE. Notwithstanding anything in this Agreement to the contrary, in the event Purchaser determines as a result of Purchaser's Inspections that title to and/or any condition of the Property is deficient in any respect in Purchaser's sole and absolute discretion, Purchaser may elect to terminate this Agreement by delivering written notice thereof to Seller prior to the expiration of the Termination Period, in which event $100.00 shall be paid to Seller by Purchaser as an option fee for the Inspection Period, whereupon the Parties shall have no further rights or obligations hereunder.

         8.9 "AS-IS" SALE. The sale is to be made on an "as-is where-is" basis without warranties, express or implied, by the Seller with respect to the physical condition of the Property. Purchaser waives its rights in redhibition pursuant to Louisiana Civil Code Article 2520, ET SEQ., the warranty imposed by Louisiana Civil Code Article 2475, and Purchaser's ability to rescind the sale of the Property or seek a reduction in the Purchase Price because of defects in the physical condition of the Property.

                                    Article 9

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser under this Agreement are, at the option of Purchaser (which may be waived specifically in writing by Purchaser, in whole or in part), subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         9.1 MODIFICATION OF SETTLEMENT AGREEMENT. Seller acknowledges that Purchaser has entered into a settlement agreement (the "Settlement Agreement") with the U.S. Department of Justice and certain private plaintiffs entitled "Settlement Agreement for Medical, Dental, Mental Health, Rehabilitation and Juvenile Justice Issues", dated September 2000, in four lawsuits designated as WILLIAMS V. MCKEITHEN, Civ. No 71-98, and the sub-dockets thereunder; BRIAN B.
V. STALDER, Civ. No. 98-0886-B-1; A.A. V. WACKENHUT CORRECTIONS CORPORATION, Civ. No. 00-246-CMI; and UNITED STATES V. LOUISIANA, Civ. No. 98-0947-B-1, all in the United States District Court for the Middle District of Louisiana, under which agreement Purchaser has agreed that it would not house juveniles at the Jena Juvenile Justice Center which is the same property made the subject of this Agreement. As a condition to the Purchaser's obligation to purchase the Property, necessary assurance shall be received providing that the Louisiana Department of Public Safety and Corrections shall, at its discretion, have the authority to house juveniles at the Property under conditions of full ownership and operation by the State of Louisiana. The assurance shall be acceptable in form and substance to the Purchaser and its counsel, in their sole discretion, including any further orders or judgments of the Court.

         9.2 APPROVAL BY COUNSEL. Jones, Walker, Waechter, Poitevent, Carrere, & Denegre, L.L.P., as special counsel for Purchaser, and to the extent required by law, the Office of the Attorney General of the State of Louisiana, counsel for Purchaser, must have approved all matters as to legal form, proceedings, instruments, and documents relating to the Transaction which approval shall not be unreasonably withheld or delayed.

         9.3 EXECUTION AND DELIVERY OF CLOSING DOCUMENTS. Seller shall have executed and delivered each of the Closing Documents to which it is a Party.

         9.4 NO CHANGES TO CONDITION OF PROPERTY. There shall have been, between the Effective Date and the Closing Effective Date, no material adverse change in the condition of the Property.

         9.5 NO MISREPRESENTATION OR BREACH OF COVENANTS, REPRESENTATIONS AND WARRANTIES. There shall have been no material breach by Seller in the performance of any of its covenants herein, each of the representations and warranties of Seller contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Effective Date as though made on the Closing Effective Date.

         9.6 OBSTRUCTIVE PROCEEDINGS. No suit, pleading, action, or Claim shall have been alleged, filed or instituted by any Person (excluding Purchaser) seeking injunctive relief or damages in a material amount, and no order, decree or judgment shall have been rendered by any Governmental Authority, which seeks to void or would prevent the consummation of, or render it unlawful for, Purchaser to enter into this Agreement; or acquire and/or operate the Property.

         9.7 ORDER PROHIBITING TRANSACTION. No order shall have been entered in any action or proceeding before any court or Governmental Authority, and no temporary, preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the Transaction unenforceable or illegal; (b) otherwise preventing consummation of such transactions; (c) imposing material limitations on the ability of Purchaser effectively to acquire or hold the Property or to exercise full rights of ownership of the Property.

         9.8 LEGISLATIVE APPROPRIATION AND TREASURY FUNDING Purchaser shall have obtained:

                  a. an appropriation by the Legislature in the Capital Outlay Bill to fund the acquisition of the Property, and an appropriation to operate the Property, and the Governor of the State shall not have vetoed either of the appropriations;

                  b. the approval by the State Bond Commission of the Transaction, if required by law; and

no later than one day prior to the Closing Date, the Treasury of the State shall have transferred to the Title Agent sufficient funds to pay the Consideration and Closing costs.

         9.9 RESULTS OF INSPECTIONS. The results of Purchaser's Inspections, including without limitation Purchaser's assessment and cost estimate on the suitability of the Property for Purchaser's intended use, shall be satisfactory to Purchaser or the applicable periods of time to conduct Purchaser's Inspections shall have expired without written notice of Purchaser's Objections or termination being timely given to Seller.

                                   Article 10

                            CLOSING AND CLOSING DATE

         10.1 CLOSING. Unless the Parties hereto otherwise agree in writing, the Closing shall occur on or before October 18, 2002. Anything herein to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time on or prior to the Closing Date by the mutual consent of the Parties; or, for a reason otherwise permitted in this Agreement which does not constitute a Default by the terminating Party.

Upon any termination as above provided, written notice shall be given to the other Party, and thereupon this Agreement shall become void and of no effect and there shall be no liability on the part of any Party to any other Party.

         10.2 PLACE. The Closing shall be held at the offices of Jones, Walker, Waechter, Poitevent, Carrere, & Denegre, L.L.P., Fifth Floor, 8555 United Plaza Boulevard, Baton Rouge, Louisiana, or such other place as the Parties may mutually agree, provided further the execution of the Closing documents by the Seller may occur elsewhere.

                                   Article 11

                        OBLIGATIONS OF PARTIES AT CLOSING

         11.1 SELLER'S OBLIGATIONS TO PURCHASER AT CLOSING. At the Closing, Seller shall execute, acknowledge, deliver or cause to be delivered to Purchaser, each of which must be in a recordable form satisfactory to Purchaser:

                  a. ACT OF CASH SALE. An Act of Cash Sale conveying to Purchaser all of Seller's right, title and interest in and to the Property with special warranty (warranty as to Seller's acts only) as to title subject only to the Permitted Exceptions and with full substitution and subrogation in and to any claims and/or causes of action which Seller has or may have against all preceding owners.

                  b. CONSENTS. Any consents of third Persons which are necessary to effectively transfer the Property to Purchaser.

                  c. POSSESSION. Possession of the Property.

                  d. OWNER'S AFFIDAVIT. An owner's affidavit or affidavits, and owner's policy of title insurance together with such other evidence as may be required by the Title Company insuring Purchaser's full ownership title to the Property, which affidavits or other documentary evidence, if required, shall be in form and substance satisfactory to the Title Company and sufficient to cause the Title Company to issue an owner's policy on the Property without standard exceptions, including matters of survey and mechanic's liens.

                  e. NON RESIDENT CERTIFICATE. A certificate made under penalty of perjury by Seller stating that Seller is not a foreign Person as defined by the IRC.

                  f. 1099 INFORMATION. Any information in connection with the conveyance of the Property by the Seller required by the IRC in connection with the preparation and filing of Treas. Form 1099.

                  g. EVIDENCE OF SELLER'S AUTHORITY. A certified copy of a resolution of the general partner of Seller authorizing the execution, delivery and performance of this Agreement and any other documents required to be executed by Seller.

                  h. CERTIFICATE OF GOOD STANDING. A certificate of good standing for Seller issued by the Secretary of State of the State of Louisiana and dated within ten (10) days prior to the Closing Date.

                  i. ADDITIONAL DOCUMENTATION. All documents to be provided by Seller to Purchaser as required by any other provision of this Agreement.

         11.2 PURCHASER'S OBLIGATIONS TO SELLER AT CLOSING. On the Closing Date, Purchaser shall deliver to Seller:

                  a. FUNDS. Purchaser's check in the amount of the Consideration.

                  b. ADDITIONAL DOCUMENTATION. All documents to be provided, executed and delivered by Purchaser to Seller as required by any other provision of this Agreement.

         11.3 ADJUSTMENTS, APPORTIONMENTS AND CLOSING EXPENSES:

                  a. CLOSING EXPENSES. Seller and Purchaser shall each bear their respective costs and expenses incurred or to be incurred in negotiating and preparing this Agreement. Purchaser shall bear the cost of preparing and recording the documents of transfer of the Property. Ad valorem taxes for the current year and personal property taxes, if any, shall be prorated as of the Closing Date.

                  b. PRIOR OBLIGATIONS OF SELLER AND/OR SELLER'S LESSEE. Seller agrees to pay or cause to be paid, in full, all expenses, charges, bills or trade accounts maintained or incurred in connection with the ownership, management and operation of the Property by Seller and/or Seller's Lessee for the period prior to the Closing Effective Date, and all sales taxes, excise taxes, payroll taxes, withholding taxes or other taxes collected or payable by Seller and/or Seller's Lessee, or its agents, in connection with the ownership, management or operation of the Property. Seller agrees to provide evidence of the payment of all such costs and expenses at Closing, and does hereby indemnify and hold Purchaser harmless from any and all costs, expenses, or liability Purchaser may incur in connection therewith (including court costs and reasonable attorney's fees).

                                   Article 12

                                     DEFAULT

         12.1 BREACH BY SELLER. If Seller Defaults in the due and timely performance of any of the terms to be performed by Seller hereunder, makes any misrepresentation or is unable or unwilling to consummate the sale of the Property, for any reason except Purchaser's Default or the termination of this Agreement pursuant to any of the termination provisions hereof, or if, subject to other provisions of this Agreement, there is any material adverse change with respect to the Property, Purchaser may, at its option, terminate this Agreement by written notice to Seller; or may enforce specific performance of this Agreement; and/or sue for damages; and/or seek any legal or equitable remedies, including injunctive relief allowed by law subject to any limitations in this Agreement. If Purchaser successfully enforces specific performance of this Agreement and acquires the Property, Purchaser shall be entitled to all rights under this Agreement.

         12.2 BREACH BY PURCHASER. If Purchaser Defaults in the due and timely performance of any of Purchaser's Obligations hereunder, the conditions to Purchaser's Obligations set forth in this Agreement having been satisfied and Purchaser's being in Default and Seller not being in Default hereunder, Seller may terminate this Agreement by written notice to Purchaser and/or sue for damages as Seller's sole and exclusive remedy, Seller hereby waiving any rights it might otherwise have, including, without limitation, the right to enforce this Agreement by specific performance.

         12.3 WAIVER. No delay or omission in the exercise of any right or remedy accruing to one Party upon any breach by another Party under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by a Party of any condition or of any subsequent breach of the same or any other term, covenant, or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or any other term, covenant, or condition herein contained. Except as specifically excepted in this Agreement, all rights, powers, options, or remedies afforded to any Party either hereunder or by law shall be cumulative and not alternative and the exercise of one right, power, option or remedy shall not bar other rights, powers, options, or remedies allowed herein or by law.

                                   Article 13

                    WAIVER OF LIENS AND RESOLUTORY CONDITIONS

         Notwithstanding anything in this Agreement to the contrary, it is Seller's intention that no vendor's lien, and/or privilege, mortgage, resolutory condition, right of recission nor stipulation for the benefit of a third party (other than Purchaser's and Purchaser's assignees and designees) shall be created by this Agreement, and should any be deemed to have been created, they are hereby expressly released, renounced, waived and abandoned.

                                   Article 14

                                  MISCELLANEOUS

         14.1 Intentionally Deleted.

         14.2 DESTRUCTION TO PROPERTY. If prior to the Closing Date the Property is damaged or destroyed by fire or other casualty, if Seller has knowledge of such damage or destruction, Seller shall advise Purchaser in writing within five
(5) days of the date thereof ("Casualty Notice"), specifying the cost to repair such damage and destruction. Purchaser shall have the option to (a) terminate this Agreement by written notice to Seller given within fifteen (15) days after receipt of the Casualty Notice, and, in such event, the Parties shall have no further rights or obligations to each other under this Agreement; or (b) proceed to the Closing and purchase the Property, including all of Seller's rights to receive insurance proceeds as a result of such damage or destruction to the Property. In such event, at the Closing, Seller will assign all of its right, title and interest in and to any insurance proceeds paid or payable as a result of such damage or destruction to the Property.

         14.3 APPROVAL OF DOCUMENTS. Any document required to be prepared, executed and delivered in connection with the Closing shall be in form reasonably satisfactory to Seller and Purchaser and their respective counsel.

         14.4 RISK OF LOSS. The risk of loss or damage to the Property or any part thereof by fire or other casualty shall from the date hereof until the Closing Date be borne by Seller.

         14.5 NOTICES. All notices or other communications required or permitted hereunder shall be in writing, shall be delivered personally or sent by certified mail or by an overnight delivery service that operates on a nationwide basis, and routinely issues receipts, and shall be considered given upon the earlier of actual receipt or forty-eight (48) hours after mailing postage prepaid. All such notices shall be addressed as follows or to such other addresses as the parties may specify in writing:

         IF TO PURCHASER:

                  State of Louisiana
                  Division of Administration
                  Post Office Box 94095
                  Baton Rouge, LA 70804-9095
                  Attn:    Jerry S. Jones, Director,
                           Facility Planning and Control

                  with copies to:

                  Bernard E. Boudreaux, Jr.
                  Executive Counsel
                  Office of the Governor
                  Post Office Box 94004
                  Baton Rouge, LA  70804

                           and

                  Donald E. Bradford
                  Jones, Walker, Waechter, Poitevent,
                       Carrere, & Denegre, L.L.P.
                  8555 United Plaza Boulevard
                  Fifth Floor
                  Baton Rouge, LA 70809

         IF TO SELLER:

                  Charles R. Jones
                  Suite 750
                  3300 PGA Boulevard
                  Palm Beach Gardens, FL  33410

                  with copies to:

                  Donald J. Doody
                  Goren, Cherof, Doody & Ezrol, P.A.
                  Suite 200
                  3099 East Commercial Boulevard
                  Fort Lauderdale, FL  33308

         14.6 FURTHER ASSURANCES. Following the Closing, each of the Parties will take such further actions and execute and deliver such additional documents and instruments as may be reasonably requested by any other Party in order to perfect and complete the purchase and sale of the Property as set forth herein, and the other transactions specifically contemplated herein.

         14.7 WAIVER OF TERMS. Any of the terms or conditions of this Agreement may be waived at any time by the Parties which are entitled to the benefit thereof but only by a written notice signed by the Parties waiving such terms or conditions. The waiver of any term or condition shall not be construed as a waiver of any other term or condition of this Agreement.

         14.8 AMENDMENT OF AGREEMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Seller and by Purchaser.

         14.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

         14.10 VENUE. The 19th Judicial District Court, East Baton Rouge Parish, State of Louisiana shall be deemed to be the exclusive court of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the Parties that may be brought, or arise out of, in connection with or by reason of this Agreement.

         14.11 PARTIAL INVALIDITY. If any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         14.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective successors, assignees and designees.

         14.13 EXECUTION IN COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         14.14 TITLES AND HEADINGS. Titles and headings to sections herein are for purposes of reference only, and shall in no way limit, define, or otherwise affect the provisions herein.

         14.15 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof.

         14.16 PUBLIC RECORDS ACT. The Parties acknowledge that Purchaser and this Agreement are subject to the Public Records Act.

         14.17 LITIGATION EXPENSES. If a Party litigates (a) any provision of this Agreement; (b) the subject matter of this Agreement; or (c) to enforce any warranty, representation or covenant of this Agreement, the Parties hereto agree that the unsuccessful litigant shall pay to the successful litigant all of its Litigation Expenses, provided, however, Litigation Expenses in connection with a claim for indemnification shall be governed by Article 7. A Party shall be considered the successful litigant if such Party:

                  a. obtains substantially (which shall include any damage judgment in its favor although in a lesser amount than it sought) the relief it sought or successfully defends its position, in either case, solely through a judgment;

                  b. it did not initiate the litigation and the other Party withdraws its action without substantially obtaining the relief it sought; or

                  c. it did not initiate the litigation and judgment is entered for either Party, but without substantially granting the relief sought.

         14.18 RULES OF INTERPRETATION. The following rules shall apply to the construction of this Agreement unless the context requires otherwise: (a) the singular includes the plural and the plural, the singular; (b) words importing any gender include the other genders; (c) references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute to which reference is made and all regulations promulgated pursuant to such statutes; (d) references to "writing" include printing, photocopy, typing, lithography and other means of reproducing words in a tangible visible form; (e) the words "including", "includes" and "include" shall be deemed to be followed by words "without limitation"; (f) references to the introductory paragraph, preliminary statements, articles, sections (or subdivision of sections), exhibits, appendices, annexes or schedules are to those of this Agreement unless otherwise indicated; (g) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments; (h) references to Persons include their respective successors and assigns to the extent successors or assigns are permitted or not prohibited by the terms of this Agreement; (i) "or" is not exclusive; (j) provisions apply to successive events and transactions; (k) references to documents or agreements which have been terminated or released or which have expired shall be of no force and effect after such termination, release, or expiration; (l) references to mail shall be deemed to refer to first-class mail, postage prepaid, unless another type of mail is specified; (m) all references to time shall be to Baton Rouge, Louisiana time; (o) references to specific persons, positions, or officers shall include those who or which succeed to or perform their respective functions, duties, or responsibilities; (o) the terms "herein", "hereunder", "hereby", "hereof," and any similar terms refer to this Agreement as a whole and not to any particular articles, section or subdivision hereof; and the term "heretofore" means before the Effective Date, the term "now" means at the Effective Date, and the term

"hereafter" means after the Effective Date; and (p) all Parties have been actively involved in drafting this document and no provision hereof shall be construed in favor of or against any Party on the basis of such Party's role in drafting that particular provision.

         14.19 TIME IS OF ESSENCE. Time is of the essence of this Agreement.

         Seller and Purchaser have executed this Agreement as of the respective dates written below.

         Signed by Seller in the City of Palm Beach Gardens, State of Florida on April 26th, 2002.


Witnesses as to Seller:                Seller:


/s/ Amber Martin                       CPT OPERATING PARTNERSHIP L.P.
-------------------------------        By Its General Partner,
                                       Correctional Properties Trust,
/s/ John Bulfin
-------------------------------
                                       By: /s/ Charles R. Jones
                                           -------------------------------------
                                               Charles R. Jones,
                                               Chief Executive Officer


         Signed by Purchaser in Baton Rouge, Louisiana, on May 8th, 2002.



Witnesses as to Purchaser:             Purchaser:

                                       STATE OF LOUISIANA

/s/ Denise G. Marrero
--------------------------------
                                       By: /s/ Jerry W. Jones
                                           -------------------------------------
                                               Jerry W. Jones, Director
/s/ Sharon A. Reed                             Facility Planning and Control,
--------------------------------               Division of Administration

                                   SCHEDULE 1

                             REAL ESTATE DESCRIPTION

Description of 100.0 acre tract, Section 3, T8N-R3E, & Section 34, T9N-R3E:

From the South Quarter Corner of Section 3, T8N-R3E go North 3788.47'; thence go West 76.05' to the point of beginning in the centerline of a parish gravel road on the Northeast right of way of a 100' wide L.P.&L. powerline; thence go N 56 degrees 01'13" W along said right of way a distance of 2500.0'; thence go N 33 degrees 58'47" E a distance of 1762.54' to a point; thence go S 56 degrees 01' 13" E a distance of 2372.79' to the centerline of a parish gravel road; thence go Southwesterly along the centerline of said parish gravel road a distance of 1777.53' to the point of beginning of 100.0 acre tract situated in Section 3, T8N-R3E and Section 34, T9N-R3E, LaSalle Parish, Louisiana. All as is more particularly shown on plat of survey by John E. Bradford, RLS 4496, dated November 16, 1992, filed for record in the records of LaSalle Parish, Louisiana, under Slide Number 120 of the records of LaSalle Parish, Louisiana.

                                   Schedule 2
                             Inventory of Moveables